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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION:
                                            Vincent A. Tortorici, Jr.
                                            Chief Financial Officer
                                            (205) 408-7600


                       TRIVEST ACQUISITION GROUP INCREASES
                   PER SHARE CASH PURCHASE PRICE FOR WINSLOEW

BIRMINGHAM, AL - (May 5, 1999) WinsLoew Furniture, Inc. (NASDAQ/NM:WLFI) today announced that it has amended its Agreement and Plan of Merger with Trivest Furniture Corporation, a newly formed company controlled by Earl W. Powell of Trivest, Inc., who is also the Chairman of WinsLoew's board of directors, to increase the per share cash purchase price from $33.00 per share to $34.75 per share. The amendment to the Agreement and Plan of Merger was approved by WinsLoew's board of directors, as well as the Special Committee of the Board appointed to evaluate the initial Trivest proposal and possible strategic alternatives.

Pursuant to the amended agreement, the proposed merger is subject, among other things, to (i) shareholder approval and (ii) compliance with all applicable regulatory and governmental requirements. Accordingly, there can be no assurance that the Trivest merger will be consummated.

         WinsLoew Furniture, Inc. designs, manufactures, and distributes aluminum casual (porch and patio) furniture and contract seating for the hospitality and office furniture markets.

         Additional information is available on the Internet at http://www.cfonews.com/wlfi.


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